Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
CPI Card Group Inc.:

We consent to the use of our report dated March 12, 2018, with respect to the consolidated balance sheets of CPI Card Group Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive (loss) income, stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2017, incorporated herein by reference.

/s/ KPMG LLP

Denver, Colorado
March 12, 2018